Contact:	Robert Jaffe/Wade Huckabee
PondelWilkinson Inc.
(310) 279-5980
LANNETT COMPANY REPORTS FISCAL 2006 THIRD QUARTER FINANCIAL RESULTS
Philadelphia, PA — May 10, 2006 — Lannett Company, Inc. (AMEX: LCI) today reported its financial results for the fiscal 2006 third quarter ended March 31, 2006.
For the third quarter of fiscal 2006, net sales were $15.7 million, compared with $7.6 million for fiscal 2005 third quarter. Net income was $1.3 million, or $0.05 per basic and diluted share, which included equity-based compensation expense of $0.2 million, net of tax benefit, or $0.01 per basic and diluted share. This compares with net loss of $29.2 million, or $1.21 per basic and diluted share, for the same period in the prior year, which included a non-cash impairment loss of $46.1 million and no equity-based compensation expense. Equity-based compensation expense recorded in the fiscal 2006 third quarter was in accordance with the Statement of Financial Accounting Standards No. 123R, which the Company adopted beginning with the current fiscal year.
For the nine months ended March 31, 2006, net sales were $44.6 million, compared with $35.5 million for the same period in the prior year. Net income was $4.1 million, or $0.17 per basic and diluted share, including an equity-based compensation expense of $0.6 million, net of tax benefit, or $0.03 per basic and diluted share. Including the non-cash impairment loss of $46.1 million and no equity-based compensation expense, net loss for the fiscal 2005 nine-month period was $27.1 million, or $1.12 per basic and diluted share.
“The strong improvement in our financial performance was primarily due to new products launched over the last nine months,” said Arthur Bedrosian, president and chief executive officer of Lannett. “We have successfully expanded our product offering by investing in research and development and we will continue to do so. Complementing these efforts is our focus on forming strategic relationships, such as the recently announced collaborations with AZAD Pharma and Wintac, which added important new product candidates to our arsenal and will over time allow us to participate in new areas of the market.”
For the third quarter of fiscal 2006, gross profit was $6.3 million, or 40% of net sales, compared with $3.3 million, or 44% of net sales, in the third quarter of fiscal 2005. Research and development expenses increased to $1.3 million from $1.2 million in the same period of fiscal 2005. SG&A expenses were $2.6 million, including $0.4 million of equity-based compensation expense, down from $2.9 million in last year’s third quarter. Amortization expense was $0.4 million, compared with $1.7 million for the prior-year period.
For the nine months ended March 31, 2006, gross profit was $20.3 million, or 45% of net sales, compared to $16.6 million, or 47% of net sales, for the same period in the prior year. Research and development expenses increased to $4.8 million from $3.5 million in the same period of the prior year. SG&A expenses increased to $7.3 million, including $1.1 million of equity-based compensation expense, compared with $6.8 million from the same period last year. Amortization expense decreased to $1.3 million from $5.1 million reported for the nine months ended March 31, 2005.

About Lannett Company:
Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit Lannett Company’s website at www.lannett.com.
This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statements, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time. These forward-looking statements represent the company’s judgment as of the date of this news release. The company disclaims any intent or obligation to update these forward-looking statements.
# # #
FINANCIAL TABLES FOLLOW

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)		(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005

Net sales	$15,737,180	$7,603,189	$44,607,481	$35,533,206
Cost of sales	9,404,156	4,266,839	24,330,916	18,973,152

Gross profit	6,333,024	3,336,350	20,276,565	16,560,054

Research and development	1,252,108	1,172,853	4,814,186	3,521,507
Selling, general, & administrative	2,554,595	2,930,801	7,332,135	6,817,487
Amortization of intangible assets	446,166	1,690,083	1,338,499	5,070,251
Impairment loss on intangible asset	—	46,093,236	—	46,093,236

Operating income (loss)	2,080,155	(48,550,623)	6,791,745	(44,942,427)

Other income (expense)	30,906	(46,660)	83,869	(147,161)

Income (loss) before income tax expense	2,111,061	(48,597,283)	6,875,614	(45,089,588)

Income tax expense (benefit)	856,402	(19,438,913)	2,752,335	(18,035,836)

Net income (loss)	$1,254,659	$(29,158,370)	$4,123,279	$(27,053,752)

Earnings (loss) per share:
Basic	$0.05	$(1.21)	$0.17	$(1.12)

Diluted	$0.05	$(1.21)	$0.17	$(1.12)

Shares used to calculate earnings per share:
Basic	24,135,723	24,103,256	24,126,588	24,092,958

Diluted	24,201,162	24,103,256	24,174,198	24,092,958

LANNETT COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	(unaudited)
	March 31,	June 30,
	2006	2005
Assets:
Current Assets:
Cash	$1,729,926	$4,165,601
Trade accounts receivable, net	23,664,023	10,735,529
Inventories	11,699,262	9,988,769
Prepaid taxes	1,201,432	3,957,993
Other current assets	2,106,974	1,966,270
Deferred tax asset	3,182,281	3,123,953

Total current assets	43,583,898	33,938,115

Property and equipment, net	18,680,760	16,624,848

Investment securities-available-for-sale	5,584,657	7,888,708
Deferred tax asset	18,593,364	18,610,159
Intangible asset, net	14,277,335	15,615,835
Note receivable	2,000,000	—
Construction in progress	2,477,558	2,079,650
Other assets	207,127	159,745

Total Assets	$105,404,699	$94,917,060

Liabilities and Shareholders’ Equity:
Current liabilities	$21,509,665	$16,395,562
Long-term debt, less current portion	7,385,431	7,262,672
Deferred income taxes and other liabilities	2,009,582	2,009,582
Shareholders’ equity	74,500,021	69,249,244

Total Liabilities and Shareholders’ Equity	$105,404,699	$94,917,060